                                   Exhibit 24



                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (on Form S-8) pertaining to the Amended and Restated Non- Employee Director Stock Option Plan of BRE Properties, Inc. and the Assumed Real Estate Investment Trust of California 1991 Stock Option Plan and to the incorporation by reference therein of our report dated August 28, 1995, with respect to the financial statements and schedules of BRE Properties, Inc. included in its Annual Report (Form 10-K) and Amendment No. 1 to the Annual Report (Form 10-K/A) for the year ended July 31, 1995, filed with the Securities and Exchange Commission.




San Francisco, California
March 28, 1996